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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*


                              EURONET SERVICES INC.
                              ---------------------
                                (Name of Issuer)

                          COMMON STOCK, $.02 PAR VALUE
                          ----------------------------
                         (Title of Class of Securities)

                                   0002987361
                                   ----------
                                 (CUSIP Number)


                                DECEMBER 31, 1998
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           / /  Rule 13d-1(b)
           / /  Rule 13d-1(c)
           /x/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  0002987361           13G                           Page 2 of 9 Pages


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Poland Partners, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) / /
        (b) / /

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
NUMBER OF                        5      SOLE VOTING POWER
SHARES                                  0 shares
BENEFICIALLY OWNED BY            -----------------------------------------------
EACH                             6      SHARED VOTING POWER
REPORTING                               1,769,446 shares
PERSON                           -----------------------------------------------
WITH                             7      SOLE DISPOSITIVE POWER
                                        0 shares
                                 -----------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                        1,769,446 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,769,446 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.6%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------

CUSIP No.  0002987361           13G                           Page 3 of 9 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Poland Partners Management, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) / /
        (b) / /

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership

--------------------------------------------------------------------------------
NUMBER OF                        5      SOLE VOTING POWER
SHARES                                  0 shares
BENEFICIALLY OWNED BY            -----------------------------------------------
EACH                             6      SHARED VOTING POWER
REPORTING                               1,769,446 shares
PERSON                           -----------------------------------------------
WITH                             7      SOLE DISPOSITIVE POWER
                                        0 shares
                                 -----------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                        1,769,446 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,769,446 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.6%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------

CUSIP No.  0002987361           13G                           Page 4 of 9 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Poland Partners Management Company

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) / /
        (b) / /

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Corporation

--------------------------------------------------------------------------------
NUMBER OF                        5      SOLE VOTING POWER
SHARES                                  0 shares
BENEFICIALLY OWNED BY            -----------------------------------------------
EACH                             6      SHARED VOTING POWER
REPORTING                               1,769,446 shares
PERSON                           -----------------------------------------------
WITH                             7      SOLE DISPOSITIVE POWER
                                        0 shares
                                 -----------------------------------------------
                                 8      SHARED DISPOSITIVE POWER
                                        1,769,446 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,769,446 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.6%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO

--------------------------------------------------------------------------------

CUSIP No.  0002987361           13G                           Page 5 of 9 Pages




                                  SCHEDULE 13G

Item 1(a).        NAME OF ISSUER: Euronet Services Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  14-24 Horvat U. 1027 Budapest, Hungary

Item 2(a). NAMES OF PERSONS FILING: Poland Partners, L.P., Poland Partners Management, L.P. and Poland Partners Management Company

                  Poland Partners Management Company is the sole General Partner of Poland Partners Management, L.P., and Poland Partners Management, L.P. is the sole General Partner of Poland Partners, L.P.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                  RESIDENCE: The address of the principal business office of Poland Partners, L.P., Poland Partners Management, L.P. and Poland Partners Management Company is c/o Landon Butler & Company, 700 13th Street, N.W., Suite 1150, Washington, DC 20005.

Item 2(c). CITIZENSHIP: Poland Partners, L.P., and Poland Partners Management, L.P. are limited partnerships organized under the laws of the State of Delaware. Poland Partners Management Company is a corporation organized under the laws of the State of Delaware.

Item 2(d).        TITLE OF CLASS OF SECURITIES:
                  Common Stock, $.02 par value

Item 2(e).        CUSIP NUMBER: 0002987361

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c).

Item 4.           OWNERSHIP.

                  (a)      Amount Beneficially Owned:

                  Each of Poland Partners, L.P., Poland Partners Management, L.P. and Poland Partners Management Company (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 1,769,446 shares of Common Stock as of December 31, 1998.

                  As of December 31, 1998, Poland Partners, L.P. is the record owner of 1,769,446 shares of Common Stock. By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 1,769,446 shares of Common Stock.

CUSIP No.  0002987361           13G                           Page 6 of 9 Pages


         (b)      Percent of Class:


                  Poland Partners, L.P.                              11.6%
                  Poland Partners Management, L.P.                   11.6%
                  Poland Partners Management Company                 11.6%

                  The foregoing percentages are calculated based on the 15,250,453 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Euronet Services Inc. for the Quarter Ended September 30, 1998.

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           0 shares for each reporting person

                  (ii)     shared power to vote or to direct the vote:


                          Poland Partners, L.P.                             1,769,446
                          Poland Partners Management, L.P.                  1,769,446
                          Poland Partners Management Company                1,769,446



                  (iii) sole power to dispose or to direct the disposition of:

                           0 shares for each reporting person

                  (iv) shared power to dispose or to direct the disposition of:


                          Poland Partners, L.P.                             1,769,446
                          Poland Partners Management, L.P.                  1,769,446
                          Poland Partners Management Company                1,769,446


                           Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Euronet Services Inc., except in the case of Poland Partners, L.P. for the 1,769,446 shares which it holds of record.

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

CUSIP No.  0002987361           13G                           Page 7 of 9 Pages

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

Item 10.          CERTIFICATIONS.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP No.  0002987361           13G                           Page 8 of 9 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Dated:  February 11, 1999


                                    Poland Partners Management Company



                                    By:  /s/ Steven J. Buckley
                                        ----------------------------------------
                                        Steven J. Buckley
                                        President



                                    Poland Partners Management, L.P.

                                    By:  Poland Partners Management Company,
                                         its general partner



                                    By:  /s/ Steven J. Buckley
                                        ----------------------------------------
                                        Steven J. Buckley
                                        President



                                    Poland Partners, L.P.

                                    By:  Poland Partners Management, L.P.,
                                         its general partner

                                    By:  Poland Partners Management Company,
                                         its general partner



                                    By:  /s/ Steven J. Buckley
                                        ----------------------------------------
                                        Steven J. Buckley
                                        President

CUSIP No.  0002987361           13G                           Page 9 of 9 Pages


                                                                       EXHIBIT 1

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Euronet Services Inc.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 11th day of February, 1999.

                                    Poland Partners Management Company



                                    By:  /s/ Steven J. Buckley
                                        ----------------------------------------
                                        Steven J. Buckley
                                        President



                                    Poland Partners Management, L.P.

                                    By:  Poland Partners Management Company,
                                         its general partner



                                    By:  /s/ Steven J. Buckley
                                        ----------------------------------------
                                        Steven J. Buckley
                                        President



                                    Poland Partners, L.P.

                                    By:  Poland Partners Management, L.P.,
                                         its general partner

                                    By:  Poland Partners Management Company,
                                         its general partner



                                    By:  /s/ Steven J. Buckley
                                        ----------------------------------------
                                        Steven J. Buckley
                                        President